                                                                       EXHIBIT 1


                            PG&E GAS TRANSMISSION,
                    NORTHWEST CORPORATION SAVINGS FUND PLAN
                    FOR NON-MANAGEMENT EMPLOYEES AND TRUST
                          FINANCIAL STATEMENTS AS OF
                          DECEMBER 31, 2000 AND 1999
                            TOGETHER WITH REPORT OF
                        independent public accountants

                 PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
           SAVINGS FUND PLAN FOR NON-MANAGEMENT EMPLOYEES AND TRUST


                               Table of Contents
                               -----------------

Report of Independent Public Accountants                                     1

Statements of Net Assets Available for Benefits as
     of December 31, 2000 and 1999                                           2

Statements of Changes in Net Assets Available for Benefits
     for the Years Ended December 31, 2000 and 1999                          3

Notes to Financial Statements                                                4

Supplemental Schedule:

          Schedule I     Schedule H Line 4i - Schedule of Assets
                         Held for Investment Purposes as of December
                         31, 2000                                            9

                     [LETTERHEAD OF MAH & ASSOCIATES, LLP]

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Employee Benefit Committee of PG&E Corporation, PG&E Gas Transmission, Northwest Corporation and Participants in the PG&E Gas Transmission,
Northwest Corporation Savings Fund Plan for Non-Management Employees and Trust:

We have audited the accompanying statement of net assets available for benefits of PG&E Gas Transmission, Northwest Corporation Savings Fund Plan for Non-Management Employees and Trust (the Plan) as of December 31, 2000 and 1999, and the related statement of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2000 and 1999, and the changes in its net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes is presented for the purpose of additional analysis and is not required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                                   /s/ Mah & Associates, LLP

San Francisco, California
May 25, 2001

                 PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
           SAVINGS FUND PLAN FOR NON-MANAGEMENT EMPLOYEES AND TRUST


                Statements of Net Assets Available for Benefits
                       as of December 31, 2000 and 1999


                                                                                   2000                      1999
                                                                             --------------             -------------
 ASSETS:
              Investments:
                    Investments at Fair Value                                $     9,753,847             $ 10,941,184
                    Participant Loans                                                148,230                  231,119
                                                                             ---------------            -------------
                             Total Investments                                     9,902,077               11,172,303

              Contributions Receivable

                                                                                           -                   20,014
                                                                             ---------------            -------------
                             TOTAL ASSETS                                          9,902,077               11,192,317

                                                                             ---------------            -------------
LIABILITIES:                                                                               -                        -
                                                                             ---------------            -------------

NET ASSETS AVAILABLE FOR BENEFITS                                             $    9,902,077             $ 11,192,317
                                                                             ===============            =============



  The accompanying notes are an integral part of these Financial Statements.

               PG&E G&E GAS TRANSMISSION, NORTHWEST CORPORATION
           SAVINGS FUND PLAN FOR NON-MANAGEMENT EMPLOYEES AND TRUST



               Statements of Changes in Net Assets Available for
            Benefits for the Years Ended December 31, 2000 and 1999


                                                                                    2000                    1999
                                                                       -----------------------  --------------------
INCREASE IN NET ASSETS:
        Employer Contributions                                                  $     107,313           $    122,283
        Employee Contributions                                                        432,751                467,942
        Interest and Dividend Income                                                  320,966                405,885
        Net Appreciation (Depreciation) in Fair Value of Investments                 (392,030)               342,022
                                                                       ----------------------   --------------------
                             TOTAL INCREASE                                          469,000               1,338,132
                                                                       ----------------------   --------------------
DECREASE IN NET ASSETS:
        Benefits Paid to Participants                                               1,759,240              1,456,731
        Administrative Expenses                                                             -                    360
                                                                       ----------------------   --------------------
                             TOTAL DECREASE                                         1,759,240              1,457,091
                                                                       ----------------------   --------------------
NET DECREASE DURING THE YEAR                                                       (1,290,240)              (118,959)

NET ASSETS AVAILABLE FOR BENEFITS:
        BEGINNING OF YEAR                                                          11,192,317             11,311,276
                                                                       ----------------------   --------------------
        END OF YEAR                                                            $    9,902,077          $  11,192,317
                                                                       ======================   ====================

  The accompanying notes are an integral part of these Financial Statements.

               PG&E G&E GAS TRANSMISSION, NORTHWEST CORPORATION
           SAVINGS FUND PLAN FOR NON-MANAGEMENT EMPLOYEES AND TRUST


                         Notes to Financial Statements
                          December 31, 2000 and 1999


(1)  DESCRIPTION OF PLAN
------------------------

The following description of the PG&E Gas Transmission, Northwest Corporation Savings Fund Plan for Non-management Employees and Trust (the Plan) is provided for general information purposes only. Participants should refer to the Plan document for more complete information regarding the Plan's provisions.

General
-------

The Plan is intended to constitute a qualified profit sharing plan, as described in Code Section 401(a), which includes a qualified cash or deferred arrangement, as described in Code Section 401(k). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

The Board of Directors of PG&E Corporation (the Corporation), the parent company of PG&E Gas Transmission, Northwest Corporation (the Company), established the Employee Benefit Committee (EBC) to have oversight over the financial management of affiliated company funded employee benefit plans. The Company provides administrative support to handle the day-to-day administration. The EBC reserves express authority over all financial and administrative decision making on behalf of the Plan. The EBC retains Merrill Lynch, Pierce, Fenner & Smith Incorporated (Merrill Lynch) as the Trustee of the Plan.

Eligibility
-----------

Employees are eligible to participate in the Plan if the employee is classified as a bargaining unit employee of the Company. Each eligible employee becomes eligible to participate on the first day of the next payroll period after the date they complete a 12-month period of employment.

Contributions
-------------

Participating employees may elect to contribute from 1 to 16 percent of their annual base salary ("Annual Base Salary") on a pre-tax or after-tax basis through payroll deductions. The Annual Base Salary for purposes of the Plan is limited by the Internal Revenue Code (the Code) to $170,000 and $160,000 for 2000 and 1999, respectively. Participants may also rollover amounts representing distributions from other qualified contribution plans. Pre-tax contributions are not subject to federal or state income tax until withdrawn or distributed from the Plan.

As provided by the Code, pretax employee contributions may not exceed $10,500 for 2000 and $10,000 for 1999, and total contributions to a participant's account may not exceed the lesser of 25% of compensation or $30,000 for each year.

The Company matches contributions in an amount equal to 50% of each participant's elective contribution, up to 6% of the participant's base pay, as defined by the Plan.

Participant Accounts
--------------------

Individual accounts are maintained for each of the Plan's participants and each account is credited with their elective contribution, the Company's matching contribution and an allocation of the Plan's net earnings and administrative expenses. Allocations are based on participant account balances, as defined.

               PG&E G&E GAS TRANSMISSION, NORTHWEST CORPORATION
           SAVINGS FUND PLAN FOR NON-MANAGEMENT EMPLOYEES AND TRUST


                         Notes to Financial Statements
                          December 31, 2000 and 1999


(1) Description of Plan (cont.)
------------------------------

Vesting
-------

Employee elective contributions, Company matching contributions, and the accumulated earnings thereon are 100% vested at all times.

Investment Options
------------------

Individual participants designate the way in which their contributions and employer contributions are invested and may change their investment designation at any time. The following investment funds were available to the participants as of December 31, 2000 and 1999:

     . PG&E Corporation Stock Fund - This Fund is designed to provide participants with an opportunity to own part of PG&E Corporation and share in the investment performance of PG&E Corporation stock, while holding an appropriate level (approximately one to five percent) of short-term investments to meet daily liquidity requirements.

     . Asset Allocation Fund - This fund is a balanced fund which invests in a mix of common stocks, long-term U.S. Treasury bonds and money market instruments.

     . S&P 500 Stock Fund - This growth and income fund invests in the same stocks at approximately the same percentages as the S&P 500 Index.

     . U.S. Treasury Allocation Fund - This fund invests in long-term U.S. Treasury bonds with maturities of 20 years or more, intermediate-term U.S. Treasury notes with maturities of five to seven years, and short-term (91-day) U.S. Treasury bills.

     . LifePath Funds - These five diversified funds are designed to meet long-term investment goals based on various time horizons. Each fund invests in a changing mix of up to 17 U.S. and international asset classes, including stocks and bonds from virtually every major marketplace.

     . Money Market Fund - The fund invests in several investment grade instruments, including U.S. government and agency obligations, fixed time deposits, bankers' acceptances, bank obligations, short-term corporate debt instruments, repurchase agreements and unsecured loan participations. The maturities for these instruments are generally less than three months.

     . Guardian Trust Fund - This fund is a growth and income fund which invests in a well diversified mix of common stocks of established, high-quality companies considered to be under-valued when compared to stocks of similar companies.

     . Foreign Fund - The assets held by this fund are widely diversified throughout the world. The allocation is adjusted by the portfolio managers in response to varying market conditions. International investing has significant growth potential, but is subject to risks associated with market conditions, currency exchange rates and political climates.

               PG&E G&E GAS TRANSMISSION, NORTHWEST CORPORATION
           SAVINGS FUND PLAN FOR NON-MANAGEMENT EMPLOYEES AND TRUST


                         Notes to Financial Statements
                          December 31, 2000 and 1999


(1) Description of Plan (cont.)
------------------------------

Participant Loans
-----------------

Participants may borrow from their account balance a minimum of $1,000 and a maximum equal to the lesser of $50,000 or 50 percent of their account balance. As these loans are repaid by the participant, the proceeds, including interest, are returned to the participant's account. Loans are repayable through payroll deductions over periods ranging up to 5 years for general-purpose loans or up to 15 years for the purchase of a primary residence. The interest rate is determined by the plan administrator commensurate with prevailing interest rates. During 2000, the interest rate charged on participant loans was equal to the Trustee's prime rate plus 2%. Interest rates on outstanding loans range from 9.75% to 11.5%. These loans will mature from 2001 to 2006.

Benefits
--------

Upon termination of service, death, disability or retirement, a participant may elect to receive an amount equal to the value of the participant's vested interest in their account. The form of payment is a single lump-sum distribution, a portion paid in a lump sum and the remainder paid later, or an annuity to be paid in monthly installments.

Withdrawals
-----------

Except upon death, total disability, termination or retirement, withdrawal of participant balances requires approval of the Trustee and Plan Administrator. In-service withdrawals and hardship withdrawals are permitted.

Administrative Expenses
-----------------------

The Company pays certain costs of administering the Plan, including fees and expenses of the Trustee management fees. Investment management fees are paid by participants. The fees paid by participants reduce the investment return reported and credited to participants.

Plan Termination
----------------

The Corporation's Board of Directors reserves the right to amend or terminate the Plan at any time subject to provisions of ERISA. In the event of the Plan's termination, participants will receive full payment of the balance in their accounts. No plan assets may revert to the Company or the Corporation.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------------------

Basis of Accounting and Use of Estimates
----------------------------------------

The accompanying financial statements are prepared in conformity with generally accepted accounting principles ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the accompanying financial statements, exhibits, schedules and disclosures. Actual results could differ from those estimates.

                 PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
           SAVINGS FUND PLAN FOR NON-MANAGEMENT EMPLOYEES AND TRUST


                         Notes to Financial Statements
                          December 31, 2000 and 1999


(2) Summary of Significant Accounting Policies (cont.)
------------------------------------------------------

Investment Valuation and Income Recognition
-------------------------------------------

Investments of the Plan are stated at fair value. Fair value for shares is determined by quoted prices in an active market. Participant notes receivable are valued at cost which approximates fair value.

Interest income is recognized as it is earned and dividends are recorded on the ex-dividend date.

Net appreciation (depreciation) in fair value of investments consists of the net change in unrealized appreciation (depreciation) during the year on investments held at the end of the year and the realized gain or loss on the sale of investments during the year.

Purchases and sales of securities are recorded on a trade date basis. Realized gains and losses from security transactions are reported on the average cost basis.

Payment of Benefits
-------------------

Benefit payments to participants are recorded upon distribution.

Adoption of Accounting Pronouncement
------------------------------------

The Accounting Standards Executive Committee issued the Statement of Position 99-3 ("SOP 99-3") "Accounting For and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters", which eliminates the requirement for a defined contribution plan to disclose participant directed investment programs. The Plan has adopted SOP 99-3 for the years ended December 31, 2000 and 1999. Accordingly, the 2000 and 1999 financial statements are not accompanied by exhibits of participant directed fund investment program disclosures required prior to the adoption of SOP 99-3.

(3)  INVESTMENTS
----------------

General
-------

Each investment fund is managed by the Trustee or an investment manager, which has discretionary investment authority over the funds. Although the EBC is responsible for the selection of the Plan"s investment funds, neither the Company nor the Corporation is involved in their day-to-day investment operations.

                 PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
           SAVINGS FUND PLAN FOR NON-MANAGEMENT EMPLOYEES AND TRUST


                         Notes to Financial Statements
                          December 31, 2000 and 1999


(3) Investments (cont.)
-----------------------
Fund Information
----------------

The following individual investments represented 5% or more of net assets of the Plan at December 31, 2000 and 1999:

                                                  December 31, 2000                   December 31, 1999
PG&E Corporation Stock Fund                         $       920,850                     $     1,011,624
Asset Allocation Fund                                       523,005                             664,944
S&P 500 Stock Fund                                        2,976,263                           2,831,637
U.S. Treasury Allocation Fund                               589,439                             631,742
LifePath Fund 2000                                          578,531                                   -
Money Market Fund                                         1,465,617                           2,206,986
Guardian Trust Fund                                       1,272,192                           1,697,439

Financial Investments with Off-Balance Sheet Risk
-------------------------------------------------

The EBC has adopted a "Position Statement on Risk Management" which applies to the Plan. This statement recognizes that derivatives may be used by the Plan's investment managers to achieve their investment objectives. However, the Plan assets will not be exposed to risks through derivatives that would be inappropriate in their absence. At December 31, 2000 and 1999, the Plan held no direct investments in derivatives.

(4)  TAX STATUS
---------------

The Internal Revenue Service has determined and informed the Company by letter dated September 9, 1996, that the Plan and related trust are designed in accordance with applicable sections of the Code. The Plan's administrator believes that the Plan is designed and is currently being operated in compliance with the applicable provisions of the Code.

(5)  SUBSEQUENT EVENTS
----------------------

PG&E Corporation Common Stock is 9.3% of the Plan's total investments as of December 31, 2000. As of the date of this report, the current value of a share of PG&E Corporation Common Stock decreased by approximately 45.2% as compared to the value of a share at December 31, 2000.

Historically, PG&E Corporation paid quarterly dividends to participants in the PG&E Corporation Stock Fund. In light of its financial condition and the California energy crisis, PG&E Corporation suspended the declaration and payment of dividends in January 2001. Further, under the terms of a credit agreement, PG&E Corporation is prohibited from declaring and paying dividends until outstanding loans have been repaid.

On April 6, 2001, Pacific Gas and Electric Company (the "Utility"), another subsidiary of PG&E Corporation, sought protection from its creditors through a Chapter 11 bankruptcy filing. The filing for bankruptcy and the related uncertainty surrounding any reorganization plan that is ultimately adopted will have a significant impact on the Utility"s future liquidity and results of operations. Except as disclosed, the bankruptcy of the Utility will have no effect on the Plan.

                 PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
           SAVINGS FUND PLAN FOR NON-MANAGEMENT EMPLOYEES AND TRUST


                                EIN 94-1512922
                                   PLAN 006


               Schedule of H Line 4i - Schedule of Assets Held        Schedule I
               for Investment Purposes as of December 31, 2000

                                      Description of Investment,
      Identity of Issues,                 Including Number of
      Borrower, Lessor or                  Units, Maturity,              Number of                             Current
         Similar Party                       and Yield                     Units              Cost              Value
 ---------------------------- ------------------------------------ ------------------- ------------------ ----------------
                                  Employer Custom Funds:
                                  ---------------------
* PG&E Corporation                  PG&E Corporation Stock Fund           79,589.4602        $  899,759         $  920,850


                                  Collective Investment Funds:
                                  ---------------------------
*Barclays Global Investors, N.A.    Asset Allocation Fund                 14,188.9575           518,271            523,005
*Barclays Global Investors, N.A.    S & P 500 Stock Fund                  57,657.1607         3,228,331          2,976,263
*Barclays Global Investors, N.A.    U.S. Treasury Allocation Fund         29,223.5518           557,122            589,439
*Barclays Global Investors, N.A.    LifePath Income Fund                  36,135.5976           552,789            578,531
*Barclays Global Investors, N.A.    LifePath Fund 2010                    16,766.9384           318,195            321,590
*Barclays Global Investors, N.A.    LifePath Fund 2020                    19,117.4191           427,404            412,361
*Barclays Global Investors, N.A.    LifePath Fund 2030                     6,326.8269           157,306            148,934
*Barclays Global Investors, N.A.    LifePath Fund 2040                     6,779.4768           187,990            175,114
*Barclays Global Investors, N.A.    Money Market Fund                  1,465,040.4100         1,465,616          1,465,617

                                  Mutual Funds:
                                  -------------
   Neuberger & Berman               Guardian Trust Fund (120,045.1873)   108,641.5266         1,489,657         1,272,192
   Templeton                        Foreign Fund (21,059.7903)            35,778.5838           392,365           369,951

* Plan Participants               Participant Loans:
                                  ------------------
                                    (interest rates from 9.75% to 11.5%
                                    Annually, maturity dates from
                                    4/11/01 through 1/29/06)                                    148,230           148,230
                                                                                          -------------      ------------
                                    Total Assets Held for Investment
                                    Purposes                                               $ 10,343,035       $ 9,902,077
                                                                                          =============      ============

* Represents a party-in-interest as defined by ERISA.